Exhibit 4.5
HOSPIRA, INC.
OFFICERS’ CERTIFICATE
and
COMPANY ORDER
August 12, 2013

With respect to the issuance by Hospira, Inc. (the “Company”) of $350,000,000 aggregate principal amount of its 5.200% Notes due 2020 and $350,000,000 aggregate principal amount of its 5.800% Notes due 2023 (together, the “Notes”), Michael Johannesen and Thomas E. Werner, officers of the Company, certify pursuant to Sections 3.1 and 3.3 of the Indenture, dated as of June 14, 2004, as supplemented by the Second Supplemental Indenture, dated as of April 30, 2009 (as supplemented, the “Indenture”), between the Company and Union Bank, N.A., as successor to Bank of America, N.A., as successor by merger to LaSalle Bank National Association, as Trustee (the “Trustee”), as follows:

1.
We have read Sections 2.1, 3.1 and 3.3 of the Indenture and the definitions therein relating hereto, reviewed the resolutions of the Board of Directors of the Company adopted on May 8, 2013 (attached as Exhibit B to the Assistant Secretary’s Certificate of even date herewith), the Actions of the Authorized Officers of August 7, 2013 (attached as Exhibit C to the Assistant Secretary’s Certificate of even date herewith), conferred with executive officers of the Company and, in our opinion, made such other examinations and investigations as are necessary to enable us to express an informed opinion as to whether Sections 2.1, 3.1 and 3.3 of the Indenture have been complied with.

2.
Based on the above-described examinations and investigations, in our opinion, all conditions precedent relating to the authentication and delivery of the Notes, including those conditions under Sections 2.1, 3.1 and 3.3 of the Indenture, have been complied with.

3.
The terms of the Notes are set forth in the applicable Actions of the Authorized Officers, dated as of August 7, 2013 (attached as Exhibit C to the Assistant Secretary’s Certificate of even date herewith).

4.
In accordance with the provisions of Section 3.3 of the Indenture, the Trustee is hereby authorized and requested to authenticate the Notes and to deliver such Notes to or at the direction of Morgan Stanley & Co. LLC, Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as managers of the several underwriters and hold them as custodian for The Depository Trust Company.

707195589 13431359

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate and Company Order as of the date first above written.

HOSPIRA, INC.
By: /s/ Michael Johannesen
Name:    Michael Johannesen
Title:    Assistant Secretary

By: /s/ Thomas E. Werner
Name:    Thomas E. Werner
Title:    Senior Vice President, Finance and
        Chief Financial Officer

707195589 13431359